CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial highlights” in the Prospectuses and “Complete and partial portfolio holdings - arrangements to disclose to service providers and fiduciaries” and “Independent registered public accounting firm” in the Statement of Additional Information, each dated August 28, 2023, and each included in this Amendment No. 83 to the Registration Statement (Form N-1A, File No. 811-08767) of UBS Series Funds (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated June 28, 2023, with respect to the financial statements and financial highlights of the UBS Series Funds (comprising UBS Select Prime Institutional Fund, UBS Select Government Institutional Fund, UBS Select Treasury Institutional Fund, UBS Select ESG Prime Institutional Fund, UBS Select Prime Preferred Fund, UBS Select Government Preferred Fund, UBS Select Treasury Preferred Fund, UBS Select ESG Prime Preferred Fund, UBS Prime Reserves Fund, UBS Tax-Free Reserves Fund, UBS Prime Preferred Fund, UBS Tax-Free Preferred Fund, UBS RMA Government Money Market Fund, UBS Liquid Assets Government Fund and UBS Ultra Short Income Fund) included in the Annual Report to Shareholders (Form N-CSR) for the year ended April 30, 2023, into this Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

August 25, 2023